EXHIBIT 99.1

February 18, 2005

Kurt Richarz
Boulder, CO

Dear Kurt,

On behalf of Maxtor Corporation, I am pleased to confirm our offer to have you assume the position of Senior Vice President, Worldwide Sales, reporting to Mike Wingert. Your monthly salary will be $27,083.33. You will also be eligible for a commission bonus opportunity for 2005 at a target of 50% of your base salary. Your car allowance will be maintained, as before.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 60,000 shares of Maxtor Corporation Common Stock and awarded 20,000 Restricted Stock Units. This recommendation will be reviewed and voted upon by the Board of Directors at a meeting in the near future. Your eligibility to purchase shares of the Company will be governed by Maxtor’s Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of the program after the option is approved.

Your job responsibilities, compensation, and other conditions of employment with Maxtor may be subject to change without notice at any time based on the Company’s operating conditions. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflict of laws.

Kurt, we look forward to your continuing contributions as a member of Maxtor’s team in your new role. If you accept our offer, please sign the response portion of this letter and return it to me in the Human Resources Department.

Sincerely,

/s/ Michael Wingert
President

Accepted

/s/ Kurt Richarz
Date: February 18, 2005

I hereby accept the foregoing offer of employment, I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.

Maxtor Corporation • 2452 Clover Basin Drive • Longmont, Colorado • 80503